Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EXACT SCIENCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☒	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2026

EXACT SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35092	02-0478229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5505 Endeavor Lane
Madison, WI	53719
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 284-5700

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EXAS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously reported, on November 19, 2025, Exact Sciences Corporation, a Delaware corporation (“Exact”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Abbott Laboratories, an Illinois corporation (“Abbott”), and Badger Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Abbott (“Merger Sub”), pursuant to which, among other things and subject to the conditions contained in the Merger Agreement, Merger Sub will merge with and into Exact (the “Merger”), with Exact surviving as a direct, wholly owned subsidiary of Abbott.

In connection with the Merger Agreement, Exact filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on December 29, 2025, and a definitive proxy statement (the “Definitive Proxy Statement”) on January 9, 2026. The Definitive Proxy Statement was first mailed to Exact stockholders on or about January 9, 2026.

As of February 10, 2026, three complaints have been filed in New York State court by purported stockholders of Exact in connection with the Merger: Johnson v. Exact Sciences Corp., et al., Index No. 650457/2026 (N.Y. Sup. Ct. Jan. 27, 2026), Kent v. Exact Sciences Corp., et al., Index No. 650535/2026 (N.Y. Sup. Ct. Jan. 28, 2026), and Smith v. Barber, et al., Index No. 56498/2026 (N.Y. Sup. Ct. Jan. 29, 2026) (the “Smith Action”). The complaints generally allege that the Definitive Proxy Statement includes false and misleading information and/or fails to disclose allegedly material information in violation of New York State law. The Smith Action also alleges that Abbott violated Wisconsin securities laws. The complaints seek, among other things, to enjoin Exact from consummating the Merger or, in the alternative, rescissory damages, and an award of attorneys’ fees. In addition to these complaints, Exact has also received demands from purported stockholders alleging similar deficiencies and seeking supplemental disclosures (together with the complaints, the “Actions”).

Exact believes that the claims asserted in the Actions are without merit and that no additional disclosures were or are required under applicable law. However, to moot the unmeritorious disclosure claims, to avoid the risk of the Actions delaying or adversely affecting the Merger and to minimize the costs, risks and uncertainties inherent in litigation, without admitting any liability or wrongdoing, Exact has determined to make voluntarily the supplemental disclosures in this Current Report on Form 8-K. Nothing in this Current Report on Form 8-K shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the supplemental disclosures herein. To the contrary, Exact specifically denies all allegations in the Actions that any additional disclosure was or is required.

It is possible that additional, similar allegations may be made or the complaints described above may be amended. Exact does not intend to announce the filing of each additional, similar claim or any amended complaint.

Supplemental Disclosures

The following supplemental disclosures (the “Supplemental Disclosures”) should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Defined terms used in the Supplemental Disclosures that are not defined herein have the meanings set forth in the Definitive Proxy Statement. All page references in the Supplemental Disclosures are to pages in the Definitive Proxy Statement. Paragraph references in the Supplemental Disclosures refer to paragraphs in the Definitive Proxy Statement before any additions or deletions resulting from the Supplemental Disclosures. The information herein speaks only as of February 10, 2026, unless (and then only to the extent) the information indicates another date applies. For clarity, new text within restated portions of the Definitive Proxy Statement is indicated by bold typeface and underlining, and deleted passages are indicated by ~~bold strikethrough text~~.

1.

The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis—Discounted Cash Flow Analysis” is amended by modifying the third paragraph on page 43 to read in its entirety as follows:

Centerview divided the result of the foregoing calculations by ~~the number of~~a range of approximately 199.5 million to approximately 222.9 million fully diluted outstanding shares of Exact’s common stock (calculated using the treasury stock method and taking into account outstanding options, unvested restricted stock units, unvested performance stock units, unvested deferred stock units and shares issuable upon conversion of the convertible notes, as applicable) as of November 17, 2025, as set forth in the Internal Data, resulting in a range of implied equity values per share of $78.70 to $136.35, rounded to the nearest $0.05. Centerview then compared this range to the Per Share Merger Consideration of $105.00 in cash, without interest, proposed to be paid to the holders of shares of Exact common stock (other than Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.

2.

The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis—Selected Public Company Analysis” is amended by modifying the first paragraph on page 44 to read in its entirety as follows:

The companies reviewed, the enterprise values, and the EV/2026E Revenue Trading Multiples of the selected companies were as follows:

Selected Companies	Enterprise Value (in US$ billions)	EV/2026E Revenue Trading Multiple
Agilent Technologies, Inc.	42.8	5.8x
Bio-Rad Laboratories, Inc.	8.2	3.1x
Bio-Techne Corporation	9.3	7.3x
Caris Life Sciences, Inc.	6.8	6.9x
Guardant Health, Inc.	13.7	11.1x
GeneDx Holdings Corp.	3.8	7.2x
Illumina, Inc.	20.0	4.6x
Labcorp Holdings Inc.	26.8	1.8x
Natera, Inc.	31.1	12.0x
Qiagen N.V.	10.2	4.6x
Quest Diagnostics Incorporated	26.5	2.3x
Revvity, Inc.	12.9	4.4x
Tempus AI, Inc.	12.7	8.1x
Veracyte, Inc.	2.8	4.9x
Median		5.4x

3.

The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis—Selected Public Company Analysis” is amended by modifying the fourth paragraph on page 44 to read in its entirety as follows:

Centerview applied this range of EV/2026E Revenue Trading Multiples to Exact’s estimated calendar year 2026 revenue of $3,730 million, as set forth in the Financial Projections, and added Exact’s estimated net cash balance of $1,011 million (adjusted for the conversion of the convertible notes, as applicable) as of December 31, 2025, as set forth in the Internal Data, and divided by ~~the number of~~a range of approximately 199.5 million to approximately 212.9 million fully diluted outstanding shares of Exact’s common stock (calculated using the treasury stock method and taking into account outstanding options, unvested restricted stock units, unvested performance stock units, unvested deferred stock units and shares issuable upon conversion of the convertible notes, as applicable) as of November 17, 2025, as set forth in the Internal Data, resulting in an implied per share equity value range for Exact common stock of approximately $77.45 to $104.45, rounded to the nearest $0.05. Centerview then compared this range to the Per Share Merger Consideration of $105.00 in cash, without interest, proposed to be paid to the holders of shares of Exact common stock (other than Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.

4.

The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis—Selected Precedent Transactions Analysis” is amended by modifying the third paragraph on page 45 to read in its entirety as follows:

The selected transactions, the enterprise values, and the EV/NTM Revenue Multiples of the selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquirer	Enterprise Value (in US$ billions)	EV/NTM Revenue Multiple
October 2025	Hologic, Inc.	Blackstone Inc.; TPG Capital	18.3	4.3x
August 2023	Abcam plc	Danaher Corporation	5.7	10.1x
December 2021	Ortho Clinical Diagnostics Holdings plc	Quidel Corporation	8.0	3.8x
March 2020	QIAGEN N.V.	Thermo Fisher Scientific Inc.	12.2	7.6x
July 2019	Genomic Health, Inc.	Exact	2.7	5.6x
February 2019	GE Biopharma	Danaher Corporation	21.4	6.7x
September 2016	CEPHEID	Danaher Corporation	4.0	5.9x
February 2016	Alere Inc.	Abbott	7.7	3.1x
May 2015	Pall Corporation	Danaher Corporation	13.2	4.5x
September 2014	Sigma-Aldrich	Merck KGaA	16.5	5.7x
April 2013	Life Technologies Corporation	Thermo Fisher Scientific Inc.	15.3	3.9x
February 2011	Beckman Coulter, Inc.	Danaher Corporation	6.8	1.8x
February 2010	Millipore Corporation	Merck KGaA	7.1	4.0x

5.

The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview Partners LLC—Summary of Centerview Financial Analysis—Selected Precedent Transactions Analysis” is amended by modifying the first paragraph on page 46 to read in its entirety as follows:

Centerview applied this reference range of EV/NTM Revenue Multiples to Exact’s NTM Revenue of $3,672 million, as of November 18, 2025 (the last trading day before the date of Centerview’s opinion), based on the Internal Data, and added Exact’s estimated net cash balance of $1,011 million (adjusted for the conversion of the convertible notes, as applicable) as of December 31, 2025, as set forth in the Internal Data, and divided by ~~the number of~~a range of approximately 216.3 million to approximately 226.1 million fully diluted outstanding shares of Exact’s common stock (calculated using the treasury stock method and taking into account outstanding options, unvested restricted stock units, unvested performance stock units, unvested deferred stock units and shares issuable upon conversion of the convertible notes, as applicable) as of November 17, 2025, as set forth in the Internal Data, resulting in an implied per share equity value range for Exact common stock of approximately $75.75 to $110.05, rounded to the nearest $0.05. Centerview then compared this range to the Per Share Merger Consideration of $105.00 in cash, without interest, proposed to be paid to the holders of shares of Exact common stock (other than Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.

6.

The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Certain Financial Projections” is amended by modifying the second paragraph on page 50 to read in its entirety as follows:

The following summary of the Financial Projections sets forth the estimated amounts of ~~revenue, net income and adjusted EBITDA of Exact~~the following items reflected in the Financial Projections for the fiscal years indicated, with dollars in millions:

	2025E			2026E		2027E		2028E		2029E		2030E		2031E		2032E		2033E		2034E
Revenue		$3,245			$3,730		$4,418		$5,059		$5,799		$6,717		$7,739		$8,914		$10,207		$11,726
~~Net Income~~	~~$~~	~~(129~~	)	~~$~~	~~100~~	~~$~~	~~424~~	~~$~~	~~684~~	~~$~~	~~1,120~~	~~$~~	~~1,188~~	~~$~~	~~1,406~~	~~$~~	~~1,844~~	~~$~~	~~2,222~~	~~$~~	~~2,755~~
Gross Profit		$2,367			$2,756		$3,277		$3,776		$4,329		$4,986		$5,597		$6,381		$7,195		$8,176
Adjusted EBITDA(1)		$410			$700		$932		$1,281		$1,748		$2,227		$2,612		$3,191		$3,687		$4,389
Net Income		$(129)			$100		$424		$684		$1,120		$1,188		$1,406		$1,844		$2,222		$2,755
Stock-Based Compensation		$255			$256		$203		$183		$176		$174		$178		$182		$187		$192
Depreciation & Amortization		$222			$235		$249		$257		$265		$274		$284		$294		$305		$316

(1)

Adjusted EBITDA, a non-GAAP financial measure, refers to net earnings (net loss) adjusted for interest expense, income tax expense or benefit, depreciation expense, amortization of acquired intangible assets, investment income or loss, stock-based compensation expense and certain other items, including restructuring charges. The Financial Projections initially included a $75 million expense impacting projected 2026 adjusted EBITDA relating to a cash payment of $75 million expected to be made pursuant to a licensing agreement. Subsequently, Exact recognized the expense for the payment in November 2025. Accordingly, in November 2025, Exact (a) reduced projected 2025 adjusted EBITDA reflected in the Financial Projections by $75 million (from $485 million to $410 million) and (b) increased projected 2026 adjusted EBITDA reflected in the Financial Projections by $75 million (from $625 million to $700 million).

7.

The disclosure in the section of the Definitive Proxy Statement entitled “Proposal 1: Adoption of the Merger Agreement—Certain Financial Projections” is amended by modifying the third paragraph on page 50 to read in its entirety as follows:

In addition, the following table shows the estimated amounts of unlevered free cash flow of Exact that Exact management directed Centerview to use in connection with its analyses described in the section of this proxy statement titled “Proposal 1: Adoption of the Merger Agreement—Opinion of Centerview Partners LLC.” The estimated amounts of unlevered free cash flow of Exact shown in the following table were derived from the Financial Projections and were not included in the projected financial information provided to Abbott.

	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Unlevered Free Cash Flow(1)	$155	$294	$646	$939	$1,100	$1,198	$1,875	$2,200	$2,657

(1)

Unlevered free cash flow, a non-GAAP financial measure, refers to adjusted EBITDA less stock-based compensation expense, less taxes (excluding the impact of net operating loss carryforwards), less capital expenditures, less change in net working capital and less certain expenses related to a licensing agreement~~.~~, as summarized in the following table:

	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Stock-Based Compensation	$256	$203	$183	$176	$174	$178	$182	$187	$192
Taxes (Excluding Net Operating Losses)	—	$57	$157	$281	$398	$481	$607	$715	$869
Capital Expenditures	$179	$229	$253	$290	$486	$687	$446	$510	$586
Expenses Related to Licensing Agreement	$100	$100	—	—	—	—	—	—	—
Change in Net Working Capital	$(10)	$(49)	$(42)	$(62)	$(69)	$(69)	$(81)	$(75)	$(86)

Forward-Looking Statements

This communication contains forward-looking statements about, among other things, the Merger. Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, among others, the following: the possible inability of the parties to consummate the Merger on a timely basis or at all; the possible inability of the parties to satisfy the conditions precedent to consummation of the Merger, including necessary regulatory approvals and the requisite vote by Exact stockholders, on a timely basis or at all; the possible occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that the Merger Agreement may be terminated in circumstances that require Exact to pay a termination fee; the possibility that competing offers may be made; the potential adverse impact on Exact of contractual restrictions under the Merger Agreement that limit Exact’s ability to pursue business opportunities or strategic transactions; risks relating to significant transaction costs associated with the Merger and the possibility that the Merger may be more expensive to complete than anticipated; potential adverse effects of the announcement or pendency of the Merger, or any failure to complete the Merger, on the market price of Exact’s common stock or on the ability of Exact to develop and maintain relationships with its personnel (including Exact’s ability to attract and retain highly qualified management and other scientific personnel) and customers, suppliers and others with whom it does business or otherwise on Exact’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from Exact’s ongoing business operations due to the Merger; and the risk of litigation and/or regulatory actions related to the Merger or Exact’s business and the outcome of any such litigation or regulatory action.

The risks described above are not exhaustive. Other important risks and uncertainties affecting Exact and its business are described in the Risk Factors sections of Exact’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in its other reports filed with the SEC. Exact undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2026	Exact Sciences Corporation

	By:	/s/ Aaron Bloomer
Aaron Bloomer
Executive Vice President and Chief Financial Officer